Exhibit 99.1

Frontdoor Continues Strong Financial Performance in First-Quarter 2026

Revenue Increased 6% to $451 Million;

Gross Profit Margin Unchanged at 55%;

Net Income Increased 11% to $41 Million,

Diluted Earnings Per Share Increased 18% to $0.57;

Adjusted EBITDA(1) Increased 3% to $104 Million;

Reaffirming Full-Year 2026 Outlook

MEMPHIS, TENN. — April 30, 2026 — Frontdoor, Inc. (NASDAQ: FTDR), the nation’s leading provider of home warranties and new home builder warranties, today announced its first-quarter 2026 results.

Financial Results
	Three Months Ended
	March 31,
(In millions except as noted)	2026	2025	Change
Revenue	$451	$426	6%
Gross Profit	248	235	5%
Net Income	41	37	11%
Diluted Earnings per Share	0.57	0.49	18%
Adjusted Net Income(1)	53	49	8%
Adjusted Diluted Earnings per Share(1)	0.73	0.64	14%
Adjusted EBITDA(1)	104	100	3%
Home Warranties (number in millions)	2.10	2.10	0%

First-Quarter 2026 Summary

•
Revenue increased 6% to $451 million and was comprised of 5% from higher realized price and 1% from higher volume
•
Gross profit margin unchanged at 55%
•
Net Income and Diluted Earnings Per Share increased 11% to $41 million and 18% to $0.57, respectively
•
Adjusted EBITDA(1) increased 3% to $104 million
•
First-quarter share repurchases totaled $60 million
•
Growth in the number of home warranties in the first-year channels accelerated to 3%

Reaffirming Full-Year 2026 Outlook

•
Revenue of $2.155 billion to $2.195 billion
•
Adjusted EBITDA(2) of $565 million to $580 million

“Frontdoor delivered an excellent first quarter performance," said Chairman and Chief Executive Officer Bill Cobb. “Member count trends continued to improve, our operational foundation remains strong, and we delivered exceptional financial results while returning significant capital to shareholders through share repurchases. Looking ahead, we are reaffirming our full-year 2026 guidance based on our strong operating performance and the durability of our subscription-based business model."

First-Quarter 2026 Results

Revenue by Customer Channel
	Three Months Ended
	March 31,
(In millions)	2026	2025	Change
Renewals	$352	$333	6%
Real estate (First-Year)	28	27	3%
Direct-to-consumer (First-Year)	31	32	(5)%
Other	41	33	23%
Total	$451	$426	6%

Revenue increased 6% to $451 million and was comprised of a 5% increase from realized price and a 1% increase from higher volume.

•
Renewal revenue increased 6% due to higher price realization;
•
Real estate revenue increased 3% due to higher volume, partially offset by lower price;
•
Direct-to-consumer revenue decreased 5% due to lower price from our promotional pricing strategy to drive new home warranty member growth, partially offset by higher volume; and
•
Other revenue increased 23% primarily due to the growth of the HVAC upgrade program.

Period-over-Period Net Income and Adjusted EBITDA(1) Bridge

(In millions)	Net Income	Adjusted EBITDA
Three Months Ended March 31, 2025	$37	$100
Impact of change in revenue	19	19
Contract claims costs	(6)	(6)
Sales and marketing costs	(6)	(6)
Customer service costs	(2)	(2)
Stock-based compensation expense	(3)	—
Other general and administrative costs	(1)	(1)
Depreciation and amortization expense	2	—
Interest expense	1	—
Interest and net investment income	(1)	(1)
Provision for income taxes	1	—
Three Months Ended March 31, 2026	$41	$104

First-quarter 2026 Net Income increased 11% to $41 million and Adjusted EBITDA(1) increased 3% to $104 million. The table above shows the change versus the prior-year period, and includes:

•
$19 million from higher revenue conversion(3).
•
Contract claims costs(4) increased $6 million, excluding the impact of claims costs related to the change in revenue. Contract claims costs primarily reflects:
o
Low-single digit cost inflation across our contractor network, replacement parts and equipment;
o
A higher number of service requests per member, including $1 million from unfavorable weather; and
o
Favorable claims cost development of $6 million, compared to a $7 million favorable claims cost development in the first-quarter of 2025.
•
$6 million of higher sales and marketing costs, primarily due to increased marketing investments to drive direct-to-consumer channel growth.

Cash Flow

	Three Months Ended
	March 31,
(In millions)	2026	2025
Net cash provided from (used for):
Operating activities	$119	$124
Investing activities	(7)	47
Financing activities	(75)	(85)
Cash increase during the period	$37	$85

Net cash provided from operating activities was $119 million for the three months ended March 31, 2026 and was comprised of $69 million in earnings adjusted for non-cash charges and $50 million in cash provided from working capital.

Net cash used for investing activities was $7 million for the three months ended March 31, 2026 and was primarily comprised of capital expenditures related to technology projects.

Net cash used for financing activities was $75 million for the three months ended March 31, 2026 and was primarily comprised of $60 million of share repurchases (excluding taxes and fees) and $7 million of scheduled debt payments.

Free Cash Flow(1) was $114 million for the three months ended March 31, 2026.

Cash as of March 31, 2026 was $603 million and was comprised of $154 million of restricted net assets and $448 million of Unrestricted Cash.

Second-Quarter 2026 Outlook

•
Revenue of $635 million to $650 million.
•
Adjusted EBITDA(2) of $198 million to $208 million.

Full-Year 2026 Outlook

•
Revenue of $2.155 billion to $2.195 billion. Key assumptions:
o
Realized price increase of 2% to 3%.
o
Volume increase of 1% to 2%.
o
Low-single digit increase in renewal channel revenue.
o
Low-single digit decrease in direct-to-consumer channel revenue.
o
Low-single digit increase in real estate channel revenue.
o
$220 million to $240 million in non-warranty and other revenue.
•
Total home warranty member count to increase approximately 1% in 2026, primarily driven by an approximately 5% increase in first-year home warranty member count.
•
Gross profit margin of 54% to 55%.
•
SG&A of $660 million to $680 million.
•
Adjusted EBITDA(2) of $565 million to $580 million, and Adjusted EBITDA margin(2) of approximately 26%.
•
Capital expenditures of $30 million to $35 million.
•
Annual effective tax rate of approximately 25%.

First-Quarter 2026 Earnings Conference Call

Frontdoor has scheduled a conference call today, April 30, 2026, at 7:30 a.m. Central time (8:30 a.m. Eastern time). During the call, management will discuss the company’s operational performance and financial results for first-quarter 2026 and respond to questions from the investment community. Participants can register for the conference call by clicking https://www.webcaster5.com/Webcast/Page/3067/53785. Once completed, each participant will receive access details via email. Additionally, the conference call will be available via webcast which will include a slide presentation highlighting the company’s results. To participate via webcast and view the presentation, visit https://investors.frontdoorhome.com .

The call will be available for replay for approximately 60 days. To access the replay of this call, please call 877-481-4010 and enter conference passcode 53785 (international participants: 919-882-2331, conference passcode 53785). To view a replay of the webcast, visit the company’s https://investors.frontdoorhome.com .

About Frontdoor, Inc.

Frontdoor and its family of brands are on a mission to make life easier for every homeowner through innovative technology and quality customer service. With over 55 years of experience, we are the leading provider of home warranties in the United States, handling approximately 3.8 million service requests for more than 2.1 million members through a network of approximately 17,000 qualified and independent service contractors.  We also offer new home builder warranty solutions, which deliver value to both builders and homeowners through a suite of builder warranty products and support services.

Our customizable home warranties are annual service plan agreements that cover the repair or replacement for breakdowns due to normal wear and tear of major components. We cover up to 29 home systems and appliances, including electrical, plumbing, HVAC systems, water heaters, refrigerators, dishwashers and ranges/ovens/cooktops, as well as optional coverages for pools, spas and pumps. Our home warranties provide peace of mind, budget protection, convenience, repair expertise and service guarantee. Our non-warranty services provide homeowners greater value through replacement and upgrade programs, as well as other home maintenance offerings.

Our 2-10 new home builder warranty solutions offer flexible builder‑backed and insurance‑backed warranty options covering workmanship, home distribution systems and structural components.

Frontdoor family of brands include American Home Shield, HSA, OneGuard, Landmark and 2-10 HBW brands. For more information about Frontdoor, Inc., please visit frontdoorhome.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, projected future performance and any statements about Frontdoor’s plans, strategies and prospects. Forward-looking statements can be identified by the use of forward-looking terms such as “believe,” “expect,” “estimate,” “could,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project,” “will,” “shall,” “would,” “aim,” or other comparable terms. These forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Such risks and uncertainties include, but are not limited to: changes in macroeconomic conditions, including inflation, tariffs and global supply chain challenges and changing interest rates, especially as they may affect existing or new home sales, consumer confidence, demand for our services, labor availability or our costs; our ability to successfully implement our business strategies; the ability of our marketing efforts to be successful and cost-effective; our dependence on our first-year direct-to-consumer and real estate acquisition channels and our renewal channel for home warranty sales; our dependence on our existing warranty customer base, and strategic partners for non-warranty sales; changes in the source and intensity of competition in our market; our ability to attract, retain and maintain positive relations with third-party contractors and vendors; increases in parts, appliance and home system prices, and other operating costs; changes in U.S. tariffs or import/export regulations; our ability to attract and retain qualified key employees and labor availability in our customer service operations; our dependence on third-party vendors, including business process outsourcers, and third-party component suppliers; weather, including adverse conditions, seasonality, along with related environmental regulations; compliance with, or violation of, laws and regulations, including consumer protection laws, or lawsuits or other claims by third parties, increasing our legal and regulatory expenses; cybersecurity breaches, disruptions or failures in our technology systems; our ability to protect the security of personal information about our customers; technological developments in artificial intelligence; negative reputational and financial impacts resulting from acquisitions or strategic transactions; a requirement to recognize impairment charges on goodwill and intangible assets; our ability to underwrite risks accurately and to charge adequate prices to builder members, as well as our ability to effectively re-insure a large portion of those risks; the availability of reinsurance to manage a substantial portion of our potential loss exposure for our new home builder warranty business; evolving corporate governance and disclosure regulations and expectations; inappropriate use of social media by us or other parties to harm our reputation; our ability to protect our intellectual property and other material proprietary rights; third-party use of our trademarks as search engine keywords to direct our 5 potential customers to their own websites; special risks applicable to operations outside the United States by us or our business process outsource providers; the acquisition of 2-10 Home Buyers Warranty may not achieve its intended results; any liabilities, losses, or other exposures for which we do not have adequate insurance coverage, indemnification, or other protection; a return on investment in our common stock is dependent on appreciation in the price; inclusion in our certificate of incorporation a forum selection clause that could discourage an acquisition of our company or litigation against us and our directors and officers; the effects of our significant indebtedness, our ability to incur additional debt and the limitations contained in the agreements governing such indebtedness; increases in interest rates increasing the cost of servicing our indebtedness and counterparty credit risk due to instruments designed to minimize exposure to market risks; increased borrowing costs due to lowering or withdrawal of the credit ratings, outlook or watch assigned to us or our Credit Facilities; our ability to generate the significant amount of cash needed to fund our operations and service our debt obligations. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of new markets or market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this news release. For a discussion of other important factors that could cause Frontdoor’s results to differ materially from those expressed in, or implied by, the forward-looking statements included in this document, refer to the risks and uncertainties detailed from time to time in Frontdoor’s periodic reports filed with the SEC, including the disclosure contained in Item 1A. Risk Factors in our 2025 Annual Report on Form 10-K filed with the SEC, as such factors may be updated from time to time in Frontdoor’s periodic filings with the SEC. Except as required by law, Frontdoor does not undertake any obligation to update or revise the forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review Frontdoor’s filings with the SEC, which are available from the SEC’s EDGAR database at sec.gov, and via Frontdoor’s website at frontdoorhome.com.

Non-GAAP Financial Measures

To supplement Frontdoor’s results presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), Frontdoor has disclosed the non-GAAP financial measures of Adjusted EBITDA, Free Cash Flow, Adjusted Net Income, Adjusted Diluted Earnings Per Share, and Unrestricted Cash.

We define "Adjusted EBITDA" as net income before depreciation and amortization expense; goodwill and intangibles impairment; restructuring charges; acquisition and integration related costs; provision for income taxes; non-cash stock-based compensation expense; interest expense; loss on extinguishment of debt; and other non-operating expenses. We define “Adjusted EBITDA margin” as Adjusted EBITDA divided by revenue. We believe Adjusted EBITDA and Adjusted EBITDA margin are useful for investors, analysts and other interested parties as they facilitate company-to-company operating performance comparisons by excluding potential differences caused by variations in capital structures, taxation, the age and book depreciation of facilities and equipment, restructuring and acquisition initiatives and equity-based, long-term incentive plans.

We define “Free Cash Flow” as net cash provided from operating activities less property additions. Free Cash Flow is not a measurement of our financial performance or liquidity under U.S. GAAP and does not purport to be an alternative to net cash provided from operating activities or any other performance or liquidity measures derived in accordance with U.S. GAAP. Free Cash Flow is useful as a supplemental measure of our liquidity. Management uses Free Cash Flow to facilitate company-to-company cash flow comparisons, which may vary from company-to-company for reasons unrelated to operating performance.

We define “Adjusted Net Income” as net income before: amortization expense; acquisition and integration related costs; restructuring charges; loss on extinguishment of debt; other non-operating expenses; and the tax impact of the aforementioned adjustments. We believe Adjusted Net Income is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by items listed in this definition.

We define “Adjusted Diluted Earnings per Share” as Adjusted Net Income divided by the weighted-average diluted common shares outstanding.

We define “Unrestricted Cash” as cash not subject to third-party restrictions. For additional information related to our third-party restrictions, see “Liquidity and Capital Resources — Liquidity” under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2025 Annual Report on Form 10-K filed with the SEC.

See the schedules attached hereto for additional information and reconciliations of such non-GAAP financial measures. Management believes these non-GAAP financial measures provide useful supplemental information for its and investors’ evaluation of Frontdoor’s business performance and are useful for period-over-period comparisons of the performance of Frontdoor’s business. While we believe that these non-GAAP financial measures are useful in evaluating our business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, these non-GAAP financial measures may not be the same as similarly entitled measures reported by other companies.

© 2026 Frontdoor, Inc. All rights reserved. The following terms, which may be used in this press release, are trademarks of Frontdoor, Inc. and its subsidiaries: Frontdoor®, American Home Shield®, HSA™, 2-10 HBW® , OneGuard®, Landmark Home Warranty®, and related logos and designs. All other trademarks used herein are the property of their respective owners.

For further information, contact:

Investor Relations:	Media:
Matt Davis	Alison Bishop
901.701.5199	901.701.5198
ir@frontdoorhome.com	mediacenter@frontdoorhome.com

(1)
See “Reconciliations of Non-GAAP Financial Measures” accompanying this release for a reconciliation of Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Adjusted Diluted Earnings per Share, each a non-GAAP measure, to the nearest GAAP measure. See “Non-GAAP Financial Measures” included in this release for descriptions of calculations of these measures. Amounts presented in the reconciliations and other tables presented herein may not sum due to rounding.
(2)
A reconciliation of the forward-looking Adjusted EBITDA and Adjusted EBITDA Margin outlook to net income cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted. For the same reasons, the company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.
(3)
Revenue conversion includes the impact of the change in the number of home warranties as well as the impact of year-over-year price changes. The impact of the change in the number of home warranties considers the associated revenue on those plans less an estimate of contract claims costs based on margin experience in the prior year period.
(4)
Contract claims costs includes the impact of changes in service request incidence, inflation and other drivers associated with the number of home warranties in the prior year period. The impact on contract claims costs resulting from year-over-year changes in the number of home warranties is included in revenue conversion above.

Frontdoor, Inc.

Consolidated Statements of Operations and Comprehensive Income (Unaudited)

(In millions, except per share data)

	Three Months Ended
	March 31,
	2026	2025
Revenue	$451	$426
Cost of services rendered	203	191
Gross Profit	248	235
Selling and administrative expenses	162	151
Depreciation and amortization expense	20	23
Restructuring charges	1	1
Interest expense	19	19
Interest and net investment income	(5)	(6)
Income before Income Taxes	51	48
Provision for income taxes	10	11
Net Income	$41	$37

Other Comprehensive Income (Loss), Net of Income Taxes:
Unrealized gain (loss) on derivative instruments, net of income taxes	4	(7)
Total Other Comprehensive Income (Loss), Net of Income Taxes	4	(7)
Comprehensive Income	$45	$30

Earnings per Share:
Basic	$0.58	$0.50
Diluted	$0.57	$0.49

Weighted-average Common Shares Outstanding:
Basic	70.6	74.7
Diluted	72.2	76.3

Frontdoor, Inc.

Condensed Consolidated Statements of Financial Position (Unaudited)

(In millions, except share data)

	As of
	March 31,	December 31,
	2026	2025
Assets:
Current Assets:
Cash and cash equivalents	$603	$566
Receivables, less allowance of $3 and $4, respectively	10	10
Prepaid expenses and other current assets	43	44
Assets held for sale	4	4
Total Current Assets	661	624
Other Assets:
Property and equipment, net	54	57
Goodwill	959	959
Intangible assets, net	386	398
Operating lease right-of-use assets	7	7
Deferred reinsurance	65	66
Deferred customer acquisition costs	15	14
Other assets	18	17
Total Assets	$2,164	$2,142
Liabilities and Shareholders' Equity:
Current Liabilities:
Accounts payable	$87	$89
Accrued liabilities:
Payroll and related expenses	32	47
Home warranty claims	64	69
Income taxes payable	35	26
Other	30	34
Deferred revenue	173	107
Current portion of long-term debt	29	29
Total Current Liabilities	451	402
Long-Term Debt	1,138	1,144
Other Long-Term Liabilities:
Deferred tax liabilities, net	54	53
Operating lease liabilities	17	18
Unearned insurance premium	235	236
Long-term deferred revenue	18	19
Other long-term liabilities	22	27
Total Other Long-Term Liabilities	345	354
Commitments and Contingencies
Shareholders' Equity:
Common stock, $0.01 par value; 2,000,000,000 shares authorized; 89,008,654 shares issued and 70,527,394 shares outstanding as of March 31, 2026 and 88,480,560 shares issued and 70,958,215 shares outstanding as of December 31, 2025	1	1
Additional paid-in capital	199	195
Retained earnings	826	785
Accumulated other comprehensive loss	(8)	(12)
Less treasury stock, at cost; 18,481,260 shares as of March 31, 2026 and 17,522,345 shares as of December 31, 2025	(787)	(727)
Total Shareholders' Equity	230	242
Total Liabilities and Shareholders' Equity	$2,164	$2,142

Frontdoor, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Three Months Ended
	March 31,
	2026	2025
Cash and Cash Equivalents at Beginning of Period	$566	$421
Cash Flows from Operating Activities:
Net Income	41	37
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization expense	20	23
Deferred income tax benefit	(1)	(1)
Stock-based compensation expense	10	8
Other	(2)	—
Changes in:
Receivables	—	1
Prepaid expenses and other current assets	1	3
Deferred reinsurance	1	(1)
Deferred customer acquisition costs	(1)	(1)
Accounts payable	(2)	5
Deferred revenue	65	61
Accrued liabilities	(23)	(25)
Deferred insurance premiums	(2)	2
Current income taxes	10	11
Net Cash Provided from Operating Activities	119	124
Cash Flows from Investing Activities:
Purchases of property and equipment	(6)	(7)
Purchases of short-term investments and available-for-sale securities	(2)	(6)
Sales and maturities of available-for-sale securities	—	60
Net Cash (Used for) Provided from Investing Activities	(7)	47
Cash Flows from Financing Activities:
Repayments of debt	(7)	(7)
Repurchases of common stock	(61)	(71)
Other financing activities	(7)	(7)
Net Cash Used for Financing Activities	(75)	(85)
Cash Increase During the Period	37	85
Cash and Cash Equivalents at End of Period	$603	$506

Reconciliations of Non-GAAP Financial Measures

The following table presents reconciliations of Net Income to Adjusted Net Income.

	Three Months Ended
	March 31,
(In millions, except per share amounts)	2026	2025
Net Income	$41	$37
Amortization expense	12	13
Acquisition and integration related costs	2	2
Restructuring Charges	1	1
Tax Impact of Adjustments	(3)	(3)
Adjusted Net Income	$53	$49
Adjusted Earnings per Share:
Basic	$0.75	$0.66
Diluted	$0.73	$0.64
Weighted-average Common Shares outstanding:
Basic	70.6	74.7
Diluted	72.2	76.3

The following table presents reconciliations of net cash provided from operating activities to Free Cash Flow.

	Three Months Ended
	March 31,
(In millions)	2026	2025
Net cash provided from operating activities	$119	$124
Property additions	(6)	(7)
Free Cash Flow	$114	$117

The following table presents reconciliations of Net Income to Adjusted EBITDA.

	Three Months Ended
	March 31,
(In millions)	2026	2025
Net Income	$41	$37
Depreciation and amortization expense	20	23
Restructuring charges	1	1
Acquisition and integration related costs	2	2
Provision for income taxes	10	11
Non-cash stock-based compensation expense	10	8
Interest expense	19	19
Adjusted EBITDA	$104	$100

Key Business Metrics

	As of March 31,
	2026	2025
Number of home warranties (in millions)	2.10	2.10
Renewals	1.57	1.58
First-Year Direct-To-Consumer	0.32	0.31
First-Year Real Estate	0.21	0.21
Increase (Reduction) in number of home warranties(1)	0%	7%
Customer retention rate	79.3%	79.9%

(1)
As of March 31, 2025, excluding the 2-10 HBW home warranties acquired on December 19, 2024, the reduction in home warranties was one percent.